FOR IMMEDIATE RELEASE	Contact: Pete Buzy Chief Financial Officer (410) 740-0081

MARTEK TO ACQUIRE OMEGATECH

TECHNOLOGY PROVIDES ACCESS TO POTENTIAL $1 BILLION FOOD AND BEVERAGE DHA MARKET

COLUMBIA, MD – March 26, 2002: Martek Biosciences Corporation (NASDAQ:MATK) today announced that it has signed a definitive agreement to acquire OmegaTech, Inc., a privately held DHA producer located in Boulder, Colorado. The stock-for-stock transaction is expected to close within four to six weeks.

“OmegaTech’s low-cost, patented source of DHA, talented workforce and experience in the food, beverage and nutrition fields make it an excellent complement to Martek,” stated Henry Linsert Jr., Chief Executive Officer of Martek. “The acquisition of OmegaTech provides Martek access to the anticipated $1 billion global food and beverage DHA market.”

OmegaTech’s President & CEO, Mark Braman, stated, “In addition to the incremental revenue streams and penetration of new markets, the combination of Martek’s expertise in infant nutrition and OmegaTech’s technology and experience in the food and nutrition industries positions Martek as a leading provider of vegetarian DHA products for both the infant formula and adult markets.”

The purchase price of the acquisition is approximately 1.8 million shares of Martek common stock with a current market value of approximately $50 million. An additional maximum amount of 1.4 million shares having a current market value of approximately $40 million will be payable over the next two years if four milestones are met. Two milestones are tied to sales and gross profit margin objectives, and two relate to regulatory and labeling approvals.

OmegaTech has been in business since 1987 and has over 100 issued and pending patents protecting its DHA technology. It has approximately 50 employees and currently sells its DHA throughout the world into the human and animal nutrition sectors. Its management team, with prior experience at Pfizer, Merck and Monsanto, includes researchers with extensive knowledge of vegetable derived DHA technology as well as a sales staff with extensive experience selling to the food and nutritional industries. Four OmegaTech executives will become Martek officers. Mr. Braman will become Executive Vice-President of Martek. Dr. James Flatt will become Sr. Vice-President of Research and Development, Robert Driver will become Vice President of Manufacturing and Robert Di Scipio will become Vice President and Associate General Counsel of Martek upon completion of the merger. One OmegaTech director, Robert Flanagan, will join Martek’s board of directors.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health, and in the development of the eyes and central nervous system in newborns; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

For more information on this transaction, an overview can be found by logging on to Martek’s website at www.martekbio.com, selecting the “Investors” tab, and choosing the “Presentations” link. Martek will also host a conference call on Tuesday, March 26, 2002 at 8:45 a.m. EST to discuss in detail the OmegaTech acquisition. Interested parties may access the call by telephone at 800-633-8595 (domestic) or 212-346-0305 (international) and requesting conference ID#20475384. A replay of the call will be available until Thursday, March 28, 2002, at 10:45 a.m. by calling 800-633-8284 (domestic) or 858-812-6440 (international) and entering access code 20475384. Investors may also listen to the call on the web by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions.

This press release contains forward-looking statements regarding the commercialization of Martek’s and OmegaTech’s products. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.